Delisting Determination, The Nasdaq Stock Market, LLC, May 11, 2026
Synlogic, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the Common Stock of Synlogic, Inc. effective at the opening of the trading session on May 28, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5101. The Company was notified of the Staff determination on November 21, 2025.
On November 28, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
The Company withdrew its appeal of Staff's Delist Determination Letter. On January 16, 2026 the Panel reached a decision and a Decision letter was issued on said date and decided to suspend the Company from the Exchange.
The Company Common Stock was suspended on January 21, 2026. The
Staff determination to delist the Company Common Stock became final on January 16, 2026.